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         Exhibit 10.1

COMMERCIAL SUPPLY AGREEMENT

THIS COMMERCIAL SUPPLY AGREEMENT (together with all Appendixes and Schedules attached hereto and all Purchase Orders (as defined in Appendix A) entered into by the Parties, the “Agreement”) is made on June 13, 2019 (the “Effective Date”) by and between Seattle Genetics, Inc., a Delaware corporation with an office at 21823 30th Drive S.E., Bothell, WA 98021 (“CUSTOMER”) and ESTEVE QUÍMICA, S.A., a corporation organized under the laws of Spain, with an office at Torre ESTEVE, Pg. Zona Franca, 109
08038 Barcelona, SPAIN, (“EQ”).

WHEREAS EQ and Oncothyreon, Inc. executed a Master Manufacturing and Supply Agreement effective 25 May 2016 (“Master M&S Agreement”); and

WHEREAS Oncothyreon became Cascadian Therapeutics, Inc., and was acquired by CUSTOMER who is now the successor in interest via assignment to the Master M&S Agreement; and

WHEREAS CUSTOMER has already completed manufacturing process technical transfer to EQ; and

WHEREAS EQ is a commercial manufacturer of pharmaceutical products and CUSTOMER desires EQ to manufacture pharmaceutical products according to the terms contained herein;

Now Therefore the Parties agree as follows:

When used in this Agreement, the terms indicated in Appendix A shall have the meaning indicated therein.

1.Limited Exclusivity; Initial Label. Pursuant to this Agreement, and subject to the terms and conditions contained herein:

a..Limited Exclusivity. For a period of [ * ] following the Effective Date, EQ will be CUSTOMER’s exclusive supplier for the Product and EQ agrees to such use, meaning that during this period CUSTOMER shall obtain [ * ] Product exclusively from EQ. Thereafter, and for the remainder of the Term, CUSTOMER shall obtain [ * ] of its needs for Product from EQ. In no event shall the forgoing preclude CUSTOMER from taking whatever steps necessary to qualify alternative suppliers for Product prior to the expiration of the initial exclusivity period nor from obtaining from alternative suppliers any amount of Product which EQ is unable to Manufacture under the terms and conditions of this Agreement.

b..[ * ]

2.About Services.

a..Provision of Services.

2.1.1. General. EQ will perform the Services described in more detail in each Purchase Order issued by CUSTOMER, in accordance with the terms and conditions of such Purchase Order and this Agreement, and exercising reasonable skill, care and diligence.

2.1.2. Applicable Law, Approvals. EQ will be responsible for obtaining from any Authority, at its expense, such approvals related to the Facility as may be necessary for the performance of Services by

EQ. At CUSTOMER’s request, EQ will provide CUSTOMER with copies of all such approvals. EQ will perform the Services in compliance with any Applicable Law. In case that CUSTOMER requires EQ to comply with any requirements beyond what is set forth in such Applicable Law, EQ shall review such request; and the Parties shall discuss in good faith how to proceed. As a general rule, CUSTOMER shall bear any costs in relation to implementing or complying with such additional requirements outside the scope of Applicable Law.

2.1.3. Facility and Staff. EQ will perform all Services at the Facility, providing all staff and (subject to Section 2.6) Equipment necessary to perform the Services in accordance with the terms of the applicable Purchase Order and this Agreement including, without limitation, the Binding Forecast. EQ may change the location of such Facility or use any additional facility for the performance of Services under this Agreement, subject to prior written consent from CUSTOMER, which will not be unreasonably denied, withheld or conditioned.

2.1.4. Validation. EQ will be responsible for performing all validation of the Facility, Equipment and cleaning and maintenance processes employed in the Manufacturing Process in accordance with cGMP, EQ’s Standard Operating Procedures, the applicable Quality Agreement, any Applicable Law, and in accordance with any other validation procedures requested by CUSTOMER and approved to in writing to EQ.

2.1.5. Audits. Upon at least [ * ] written notice without cause by CUSTOMER to EQ, EQ will allow CUSTOMER employees and representatives (CUSTOMER representatives mean any Third Party appointed by CUSTOMER, who is reasonably acceptable to EQ), during normal business hours, to, at CUSTOMER’s cost, (a) observe the Manufacturing of the Product by EQ at the Facility, (b) review the Records pertaining to Services and (c) inspect that part of the Facilities used by EQ to render Services. Except for cause, to observe Manufacture of Product (i.e., subparagraph (a)) or otherwise with the prior consent of EQ, which consent shall not be unreasonably denied, withheld or conditioned, such audits shall not take place more than [ * ]. Audits to follow up on previously identified issues shall not be counted against [ * ] limit. Further details regarding audits and auditing procedure shall be included in the Quality Agreement.

2.1.6. Inspections. EQ will permit CUSTOMER to be present and participate in any visit or inspection by any Authority of the Facility to the extent it relates or affects in any way, to any Product, or the Manufacturing Process. EQ will give as much advance notice as possible to CUSTOMER of any such visit or inspection. Unless prohibited by Applicable Law, EQ will provide CUSTOMER with a copy of any report or other written communication received from such Authority in connection with such visit or inspection, and any written communication received from any Authority relating to the Product, the Facility if it relates to or affects in any way the Manufacture of Product or the Manufacturing Process, and, unless prohibited by Applicable Law, will consult with CUSTOMER before responding to each such communication. EQ will comply with all reasonable requests and comments by CUSTOMER with respect to all contacts and communications with any regulatory authority relating to Services.

2.1.7. Records Retention. EQ will maintain all materials Records, in a secure area reasonably protected from fire, theft and destruction. All Records will be the property and Confidential Information of CUSTOMER. EQ will not transfer, deliver or otherwise provide any Records to any party other than CUSTOMER or its Affiliates, without the prior written approval of CUSTOMER. All Records will be retained by EQ for the longer of [ * ] following completion of the applicable Purchase Order, or the period required by Applicable Law. EQ will, at the direction and written request of CUSTOMER, and at

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CUSTOMER’s cost and expense, promptly deliver Records to CUSTOMER or its designee, or dispose of the Records, unless the Records are required to be retained by EQ by Applicable Law or for insurance purposes. Once the retention period of the Records has expired, EQ shall inform CUSTOMER of the expiry in writing and inquire whether CUSTOMER wishes to receive the records from EQ. If CUSTOMER declines to receive the records or fails to respond within [ * ], EQ shall be entitled to destroy the Records.

2.1.8. Sample Retention. EQ will take samples of Product Manufactured under this Agreement and shall retain them for such period and in such quantities as may be required by cGMP or any Applicable Law. Upon CUSTOMER’s request and at CUSTOMER's cost and expense, EQ will promptly provide CUSTOMER with samples if EQ has them in excess of those that EQ is required to retain according to Applicable Law. Further details regarding sampling and sample retention shall be included in the Quality Agreement.

2.1.9. Safety Procedures. EQ will be solely responsible for implementing and maintaining health and safety procedures for the performance of Services and for the handling of any materials or hazardous waste used in or generated by the Services. EQ will develop safety and handling procedures for Product and, if required, for the materials required for its Manufacture.

2.1.10. Testing. The Product Manufactured under this Agreement will be Manufactured in accordance with the Manufacturing Process approved by CUSTOMER, the terms of this Agreement and the Quality Agreement, and with cGMP (unless otherwise expressly stated in the applicable Purchase Order) and Applicable Law. Each Batch of Product will be sampled and tested by EQ against the Specifications in accordance with the Quality Agreement, and the quality assurance department of EQ will review the documentation relating to the Manufacture and testing of the Batch and will assess if the Manufacture and testing has taken place in compliance with cGMP and the Manufacturing Process.

b..Manufacturing Process, Specifications and CUSTOMER Technology transfer.

2.2.1. The Parties acknowledge that the CUSTOMER Technology required for the Manufacturing of the Product in accordance with the current Manufacturing Process was transferred by CUSTOMER to EQ under the Master M&S Agreement.

2.2.2. EQ shall not make any change to the Manufacturing Process or Specifications and any change to the Manufacturing Process or Specifications must be approved in advance by EQ and CUSTOMER, irrespective of whether the change is proposed by either Party or becomes mandatory under any Applicable Law. Before approving and implementing any such change, the Parties will negotiate in good faith and agree on the allocation of any resulting cost savings or incremental additional costs to be incurred by EQ. As a general rule, [ * ]. However, in case of changes that become mandatory under any Applicable Law, [ * ]. Otherwise, any costs associated with any mandatory changes under any Applicable Law [ * ].

2.2.3 If, as a result of approved changes to the Manufacturing Process or other requirement of CUSTOMER additional Customer Technology is required to be transferred to EQ, CUSTOMER shall transfer such Customer Technology to EQ.

c..Planning, forecast.

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2.3.1. During the Term, [ * ], CUSTOMER shall provide EQ with a rolling [ * ] forecast (“Rolling Forecast”) indicating its expected needs of Product [ * ] ([ * ]) going forward. The [ * ] period following the date of the Rolling Forecast ([ * ]) shall be considered binding (“Binding Forecast”) for both Parties after issuance of such Binding Forecast by CUSTOMER according to Section this Section 2., and the following [ * ] period ([ * ]) as non-binding for each Party (“Non-binding Forecast”) unless Section 2.3.3. is applicable. The initial Rolling Forecast is attached hereto as Schedule 1, and each subsequent update will be due on [ * ].

2.3.2. EQ shall review each update to the Rolling Forecast and assess if it is able or not to Manufacture or otherwise supply all CUSTOMER needs for Product in accordance with the then Binding Forecast and assuming that the remainder of the Rolling Forecast will become binding in time as contemplated by this Agreement.. In the event that, upon receipt of a Rolling Forecast, EQ anticipates that it shall not be able to Manufacture or otherwise supply all CUSTOMER needs for Product, EQ shall inform CUSTOMER in writing within [ * ] of the receipt of said updated Rolling Forecast, and CUSTOMER shall then be entitled to obtain from alternative suppliers the amount of Product which EQ has indicated that it would not be able to Manufacture or otherwise supply.

2.3.3. Non-Binding Forecasts given by CUSTOMER shall be made in good faith, [ * ]. For clarity, as [ * ] of the Non-binding Forecast becomes [ * ] of the Binding Forecast it will automatically become binding except to the extent CUSTOMER increases to the amount forecast for such quarter by [ * ]) or more over the previous Non-Binding Forecast. The Parties agree to discuss as soon as is practicable any such overage, and EQ will use reasonable efforts to fulfill such overage or any other additional Product requirement not contemplated by the Binding Forecast of CUSTOMER.

d..Purchase Orders.

2.4.1. CUSTOMER shall place Purchase Orders covering all the quantities of Product contained in the Binding Forecast and EQ shall accept and deliver such Purchase Orders. CUSTOMER or its Affiliate shall issue Purchase Orders that include timelines for delivery and quantity of Product to be supplied by EQ and such other details as may be agreed to by the Parties in writing. Together with the first Rolling Forecast, CUSTOMER will issue a Purchase Order covering the first [ * ] period. Thereafter, CUSTOMER will issue a Purchase Order with each Rolling Forecast that covers the new [ * ] added to the Binding Forecast. Each Purchase Order will be confirmatory of, and supplemental to, the Binding Forecast rather than creating a new legal obligation.

2.4.2  For clarity, each Purchase Orders placed by CUSTOMER will be deemed as accepted by EQ to the extent that it is consistent with the Binding Forecast and not subject to the exception of Section 2.3.3. EQ shall deliver the Product within the term agreed by the Parties in the corresponding Purchase Order and Binding Forecast.

2.4.3. Any material change on any Purchase Order shall require the prior written agreement of EQ and CUSTOMER. Purchase Orders shall be firm and binding and may not be cancelled, neither totally nor partially, unless both Parties agree to such cancellation.

2.4.4. Further to Section 2.3.2 above and subject to Section 2.4.5 below, if EQ fails to deliver the Product according to the corresponding Purchase Order and/ or Binding Forecast in either quantity (supplying less than [ * ]) or timing (delays for more than [ * ]), the Parties will discuss appropriate steps to alleviate such a shortfall. In such cases, subject to the provisions of Section 2.4.5., CUSTOMER will

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have the right in its discretion, to [ * ]. Repeated shortfalls, e.g. more than [ * ] during any Binding Forecast, shall be considered a material breach and/ or not in compliance of this Agreement.

2.4.5. EQ shall not be liable for any delay in supplying Product when such delay is due to circumstances controlled by CUSTOMER or due to circumstances outside the reasonable control of EQ. EQ shall promptly inform CUSTOMER of any circumstance which may cause delays in supplying the Product and both Parties will make commercially reasonable efforts to mitigate the effects of any delay.

e..Supply of Materials.

2.5.1. Unless the Parties otherwise agree in a Purchase Order (i.e., Customer Materials, if any), EQ will supply all materials to be used by EQ in the performance of Services under a Purchase Order.

2.5.2. If agreed by the Parties in a Purchase Order, CUSTOMER or its designees will provide EQ with the CUSTOMER Materials. EQ agrees (a) to account for the correct storage of all CUSTOMER Materials according to the terms and conditions set forth in this Agreement; (b) not to provide CUSTOMER Materials to any Third Party without the express prior written consent of CUSTOMER; (c) not to use CUSTOMER Materials for any purpose other than conducting the Services; and (d) to destroy or return to CUSTOMER at CUSTOMER’s cost and expense, all unused quantities of CUSTOMER Materials according to CUSTOMER’s written directions.

2.5.3. [ * ] shall be responsible for delivery of the CUSTOMER Materials [ * ] ([ * ]) [ * ]. If applicable, EQ shall [ * ].

2.5.4. CUSTOMER will ensure that CUSTOMER Materials, if any, are delivered according to the timelines set forth in the Purchase Order and that such CUSTOMER Materials meet with specifications. Prior to using any CUSTOMER Materials, EQ will review and test them against specifications, unless pre-approved or prequalified by CUSTOMER or EQ. In the event of any disagreement between the Parties regarding whether any CUSTOMER Materials meet the agreed specifications or not, the provisions of Section 2.7 shall apply.

2.5.5. CUSTOMER will at all times retain title to and ownership of the CUSTOMER Materials but EQ shall accept custody upon receipt of any CUSTOMER Materials and bear responsibility for their care, storage, and use. EQ will provide within the Facility an area or areas where the CUSTOMER Materials, the Product, and any intermediates and components of CUSTOMER Materials or Product, are segregated and stored in accordance with the Specifications and cGMP, and in such a way as to be able at all times to clearly distinguish such CUSTOMER Materials, Product, intermediates and components from other products and materials belonging to EQ, or held by it for a Third Party. EQ warrants that CUSTOMER Materials, the Product, and any intermediates and components of CUSTOMER Materials or Product, are free and clear of any liens or encumbrances attributable to or related with EQ or its Affiliates. EQ will at all times take such measures as are customary to protect the CUSTOMER Materials, the Product, and any intermediates and components of CUSTOMER Materials or Product, from loss, damage and theft at all stages of the Manufacturing Process. EQ will immediately notify CUSTOMER if at any time it believes any CUSTOMER Materials, the Product, or any intermediates or components of CUSTOMER Materials or Product, have been damaged, lost or stolen.

f..Supply of Equipment.

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2.6.1. As mutually agreed by the Parties in writing and according to Section 2.2.3 above, CUSTOMER may deliver new CUSTOMER Equipment to EQ. EQ will not use the CUSTOMER Equipment except in performance of Services under the applicable Purchase Order and in doing so EQ will follow the instructions and specifications of the CUSTOMER Equipment. Title to any Equipment other than the CUSTOMER Equipment will remain with EQ. Title to the CUSTOMER Equipment will remain with CUSTOMER and EQ will ensure that the CUSTOMER Equipment is properly labeled as CUSTOMER property and remains free and clear of any liens or encumbrances attributable to or related with EQ or its Affiliates. At CUSTOMER’s written request and costs, the CUSTOMER Equipment will be returned or handled to CUSTOMER, or to CUSTOMER’s designee. EQ will be responsible, at its own cost, for ordinary maintenance of the CUSTOMER Equipment while in EQ’s possession as per reasonable instructions provided by CUSTOMER. Repairs of any CUSTOMER Equipment shall be at CUSTOMER's cost and expense. To the extent CUSTOMER provides spare parts for the CUSTOMER Equipment, such spare parts will remain the property of CUSTOMER and will be used by EQ only for the CUSTOMER Equipment. EQ will immediately notify CUSTOMER if at any time it believes any CUSTOMER Equipment has been damaged, lost or stolen.

g..Delivery and Acceptance Process.

2.7.1. Delivery. If, based upon the review performed by EQ, a Batch of Product conforms to the Specifications and was Manufactured according to cGMP and the Manufacturing Process, then a Certificate of Compliance will be completed, EQ shall confirm in writing to CUSTOMER that the Product has been cleared for delivery, and EQ shall issue the corresponding invoice. Together with such confirmation, EQ will deliver the Batch Documentation to CUSTOMER. Upon receipt of Batch Documentation, CUSTOMER will have [ * ] to review and release the Product. During this period, CUSTOMER has the right to request reasonable additional clarifying information which EQ shall provide promptly. Failure by EQ to provide such clarifying information available to EQ shall delay CUSTOMER’s review period for an equal number of days. Upon specific request of CUSTOMER and at CUSTOMER's cost and expense, EQ will also deliver to CUSTOMER all raw data and other Records in the possession or under the control of EQ relating to the Manufacture of each Batch of Product. When clearing any Product for delivery, EQ shall do so in accordance with the instructions for shipping and packaging specified in the applicable Purchase Order accepted by the Parties or as otherwise agreed to by the Parties in the Quality Agreement.

2.7.2. Delivery terms. Delivery will be [ * ] ([ * ]). Title to Product and risk of loss or damage shall pass to CUSTOMER accordingly. CUSTOMER shall be responsible for Product after title and risk of loss vests with CUSTOMER. CUSTOMER agrees to authorize shipment of the Products as soon as reasonably practicable from the date in which EQ has communicated to CUSTOMER that the Product has been cleared for delivery, but, except as otherwise specifically agreed by the Parties, within [ * ] from the date of receipt of such communication and the Batch Documentation. EQ shall [ * ].

2.7.3. Review of Product. CUSTOMER will review provided documentation and evaluate the Product upon receipt, and may test it against the Specifications, and will notify EQ in writing of its acceptance or rejection of such Batch as promptly as possible after its receipt. If CUSTOMER intends to reject a Batch on the grounds of non-conformity to the Specifications or damaged or incorrect packaging, CUSTOMER shall notify such rejection to EQ in writing, such notice to be given within [ * ] from receipt of the Batch by CUSTOMER and to be accompanied by a sample of the Product analyzed by CUSTOMER and with all relevant documentation regarding such analysis, including but not limited to the certificate of analysis and a report indicating the methods used by CUSTOMER. If CUSTOMER does not report the failure to

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conform the Specifications that should have been reasonably detected by CUSTOMER when reviewing the Product supplied by EQ and testing it against the Specifications or Purchase Order terms for packaging within such period of [ * ] from receipt of the Batch, such Batch shall be deemed to have been accepted by CUSTOMER as conforming to the applicable Specifications. Notwithstanding the forgoing, CUSTOMER reserves its right regarding latent defects in Product that are not reasonably discoverable by Customer. Such latent defects will be addressed more fully in Section 9 below.

2.7.4. Disputes. In case of any disagreement between the Parties regarding acceptance of delivery or as to whether any Batch or Product conforms to the Specifications, the quality assurance representatives of the Parties will attempt to resolve any such disagreement in good faith. If the disagreement is not resolved in a reasonable time (which will not exceed [ * ] from notice of dispute is provided to a Party), a representative sample of the Product and/or relevant documentation will be submitted for tests and final determination of whether or not such Product conforms the Specifications to an independent testing laboratory of recognized standing in the industry and agreed upon by the Parties. Such laboratory will use the test methods contained in the applicable Specifications. The determination of conformance by such laboratory will be final and binding on the Parties with regard to conformation to the Specification. The fees and expenses of the laboratory will be paid by [ * ].

2.7.5. Product Non-Compliance and Remedies. If a Batch of Product fails to [ * ]; then (save in respect of any claims by Third Parties, which shall be subject to the limit set forth below in this Agreement) EQ's liability shall be limited to [ * ]. The Parties will [ * ].

2.7.6. Disposition of Non-Conforming Product. The ultimate disposition of non-conforming Product, which shall be carried out in accordance with Applicable Law, will be the responsibility of CUSTOMER’s quality assurance department. The costs associated with the disposal of any non-conforming Product directly attributable to EQ shall be borne by EQ.

h..Subcontracting. With CUSTOMER’s prior written consent, EQ may subcontract the performance of specific obligations of EQ under a Purchase Order to an Affiliate of EQ or to a qualified Third Party; provided, that (a) such Affiliate or Third Party performs those Services in a manner consistent with the terms and conditions of this Agreement; and (b) EQ remains liable for the performance of such Affiliate or Third Party.

i..Quality Agreement. The Parties will agree upon a quality agreement as soon as practicable but in no event later than [ * ] following the Effective Date, describing the quality assurance responsibilities and obligations of the Parties for the Manufacture of Product (“Quality Agreement”).

3.Price and Payments.

a..Price. The price for the supply of Product by EQ will be calculated as set forth in Appendix B. All payments to be made under this Agreement will be made in United States dollars.

b..Invoice. EQ will invoice CUSTOMER referencing in each such invoice the Purchase Order(s) to which the invoice relates. EQ will invoice on the date in which it notifies that the Product has been cleared for delivery to CUSTOMER.

c..Payments. Payment will be due [ * ] after the date of the invoice. CUSTOMER will make all payments pursuant to this Agreement by wire transfer to a bank account designated by EQ, without deduction of any transfer charges or banking commissions. For Product accepted by Customer according

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to Section 2.7 et al., payments must be made in all cases under these conditions even if CUSTOMER does not take delivery of the Products after EQ has communicated that they have been cleared for delivery. The foregoing is except and provided that CUSTOMER will be entitled to withhold payment of the part of EQ’s invoices that refers to Products that CUSTOMER claims to be non-conforming as indicated in Section 2.7.5 and that if the Parties agree or its determined, as indicated in Section 2.7.5, that (i) the Products were non-conforming, the remedies also indicated in Section 2.7.5 shall apply, or that (ii) the Products were conforming, CUSTOMER will immediately pay to EQ the withheld part of EQ’s invoice, together with the interest indicated in Section 3.4 below.

d..Interest on Late Payments. Any invoiced amounts not paid on the date due under this Agreement shall be subject to interest from the foregoing date through and including the date upon which payment is received. Interest shall accrue on a daily basis and be calculated on the assumption of a 360-day year and using an annual rate equal to [ * ]

e..Taxes. The amount of supply prices specified in this Agreement are exclusive of any sales, use, excise, VAT or similar taxes, and of any export and import duties which may be levied as a result of the shipment of the Product. It shall be EQ’s sole obligation to report all compensation received by EQ hereunder for Services as may be required by Applicable Law. CUSTOMER shall pay all applicable sales and use taxes, including all applicable goods and services tax, value added tax, local taxes, applicable duties, electronic delivery taxes, sales, use and excise taxes, levies and import and export fees (collectively, “Taxes”) that are required by law in connection with the provision of Services and that are not recoverable by EQ. EQ shall reasonably cooperate and assist CUSTOMER in recovering any non-applicable taxes due to CUSTOMER. Where any Taxes are paid directly to a tax authority or government by CUSTOMER, CUSTOMER shall not deduct this amount from any amount due to EQ.

4.Representations and Warranties of EQ. EQ represents and warrants as follows:

a..Enforceability of this Agreement. The execution and delivery of this Agreement by EQ has been authorized by all requisite corporate or company action. This Agreement is and will remain a valid and binding obligation of EQ, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

b..Absence of Other Contractual Restrictions. EQ is under no contractual or other obligation or restriction that is inconsistent with EQ’s execution or performance of this Agreement. EQ will not enter into any agreement, either written or oral, that would conflict with EQ’s responsibilities under this Agreement.

c..Qualifications of EQ Personnel. EQ has engaged, will engage and will cause its Affiliates involved in rendering Services to engage, employees and permitted subcontractors including consultants (collectively, “EQ Personnel”) with the proper skill, training, diligence, and experience to provide Services. Before providing Services, all EQ Personnel must be subject to binding commitments with EQ under which they have confidentiality obligations with regard to CUSTOMER’s Confidential Information (as defined below) that are consistent with the terms of this Agreement.

d..Compliance. EQ will perform all Services with requisite care, skill and diligence, in accordance with Applicable Law, cGMPs, the terms of the Quality Agreement, and industry standards and that at the time of delivery to CUSTOMER, the Product Manufactured by EQ shall conform to the Specifications and will not be adulterated or misbranded within the meaning of the Federal Food, Drug, and Cosmetic Act (21 U.S.C. 335(a).

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e..Conflicts with Rights of Third Parties. To EQ’s knowledge, having made reasonable investigations in the ordinary course of business, the use of EQ Technology by EQ for the Manufacture of the Products for CUSTOMER as contemplated in this Agreement, will not violate any patent, trade secret or other proprietary or intellectual property rights of any Third Party.

f..Absence of Debarment. EQ, its Affiliates, EQ Personnel and each of their respective officers and directors, as applicable: (a) have not been debarred and are not subject to a pending debarment, and will not use in any capacity in connection with Services any person who has been debarred or is subject to a pending debarment, pursuant to section 306 of the United States Food, Drug and Cosmetic Act, 21 U.S.C. § 335a; (b) are not ineligible to participate in any federal and/or state healthcare programs or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)); (c) are not disqualified by any government or regulatory authorities from performing specific services, and are not subject to a pending disqualification proceeding; and (d) have not been convicted of a criminal offense related to the provision of healthcare items or services and are not subject to any such pending action. EQ will notify CUSTOMER immediately if EQ, its Affiliates, any EQ Personnel, or any of their respective officers or directors, as applicable, is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of EQ’s knowledge, is threatened.

5.Representations and Warranties of CUSTOMER. CUSTOMER represents and warrants as follows:

a..Enforceability of this Agreement. The execution and delivery of this Agreement by CUSTOMER has been authorized by all requisite corporate or company action. This Agreement is and will remain a valid and binding obligation of CUSTOMER, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

b..Absence of Other Contractual Restrictions. CUSTOMER is under no contractual or other obligation or restriction that is inconsistent with CUSTOMER’s execution or performance of this Agreement. CUSTOMER will not enter into any agreement, either written or oral, that would conflict with CUSTOMER’s responsibilities under this Agreement except for secondary suppliers as contemplated in Section 2 herein.

5.3 CUSTOMER Technology transfer. Any CUSTOMER Technology transferred to EQ for the Development and/or Manufacturing of the Product has been and shall be generated in compliance with Applicable Law.

5.4 EQ Manufacturing. Any EQ equipment, intellectual property, and/ or facility used in the Manufacturing of Product has been and shall be generated in compliance with Applicable Law.

5.5 Conflicts with Rights of Third Parties. To its knowledge, [ * ].
5.6 Compliance with Applicable Law. Any activities carried out by CUSTOMER, its Affiliates, officers, directors, employees and agents in connection with the Product shall be compliant with any Applicable Law.

6.Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS, WHETHER WRITTEN OR ORAL, OR

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EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF NONINFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE.

7.Proprietary Rights.

a..CUSTOMER Technology. All rights to and interests in CUSTOMER Technology will remain solely in CUSTOMER and, other than as set forth herein, no right or interest therein is transferred or granted to EQ under this Agreement. EQ acknowledges and agrees that it does not acquire a license or any other right to CUSTOMER Technology except for the limited purpose of carrying out its duties and obligations under this Agreement and that such license will expire automatically upon the expiration or termination of this Agreement.

b..EQ Technology. All rights to and interests in EQ Technology will remain solely in EQ and, except as otherwise set forth in this Agreement, no right or interest therein is transferred or granted to CUSTOMER under this Agreement. EQ hereby grants to CUSTOMER a [ * ] perpetual, irrevocable, royalty-free, transferable and sub-licensable license to CUSTOMER to use any EQ Technology included in the Product for the exploitation of any Product delivered by EQ to CUSTOMER as a result of the performance of the Services.

c..EQ Improvements. Subject to Section 2.2.2 above, EQ agrees to communicate in writing to CUSTOMER any EQ Improvements made by EQ in the performance of the Services prior to their implementation. Any such EQ Improvement must be approved by CUSTOMER in writing prior to its implementation by EQ in the performance of Services which approval shall not be unreasonably withheld. The Parties agree that any and all rights and title to EQ Improvements made by EQ in the performance of the Services (patentable or not) will be the sole and exclusive property of EQ; and that EQ hereby grants to CUSTOMER a perpetual, irrevocable license to use such EQ Improvements, but subject to the confidentiality obligations set forth in this Agreement, to use any EQ Improvements included in the Product for the exploitation of any Product delivered by EQ to CUSTOMER as a result of the performance of the Services.

8.Confidential Information.

a..Definition. “Confidential Information” means any and all non-public scientific, technical, financial or business information, or data or trade secrets in whatever form (written, oral or visual) that is furnished or otherwise made known directly or indirectly by one Party (the “Discloser”) to the other (the “Recipient”) pursuant to the terms of this Agreement or otherwise in connection with this Agreement, whether marked confidential or not, and irrespective of whether such information was furnished or otherwise made known prior to or after the Effective Date.

b..Obligations. During the term of this Agreement and for a period of [ * ] (and in the case of trade secrets, until such time as Discloser no longer treats such information as a trade secret), Recipient agrees to (a) hold in confidence all Discloser’s Confidential Information, and not disclose Discloser’s Confidential Information except as expressly provided in Section 8.3, without the prior written consent of Discloser; (b) use Discloser’s Confidential Information solely to carry out Recipient’s rights or obligations under this Agreement; (c) treat Discloser’s Confidential Information with the same degree of care Recipient uses to protect Recipient’s own confidential information but in no event with less than a reasonable degree of care; and (d) reproduce Discloser’s Confidential Information solely to the extent necessary to carry out Recipient’s rights or obligations under this Agreement, with all such reproductions being considered Discloser’s Confidential Information.

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c..Permitted Disclosures. Recipient may provide Discloser’s Confidential Information solely to its employees or contractors (but if Recipient is EQ, then solely to EQ Personnel who are in compliance with Section 4) on a need-to-know basis and solely as necessary to carry out Recipient’s rights or obligations under this Agreement; provided, that Recipient remains liable for the compliance of such employees or contractors (or if EQ is Recipient, the compliance of such EQ Personnel) with the terms of this Agreement. If Recipient is required by a governmental authority or by order of a court of competent jurisdiction to disclose any of Discloser’s Confidential Information, Recipient will give Discloser prompt written notice of such requirement or order and Recipient will take all reasonable and lawful actions to avoid or minimize the degree of such disclosure. Recipient will cooperate reasonably with Discloser in any efforts to seek a protective order. Notwithstanding any other provision of this Agreement, CUSTOMER may disclose EQ Confidential Information to Third Parties with whom it is developing and commercializing the Product; provided that such Third Party is under confidentiality obligations at least as restrictive as set forth herein. CUSTOMER shall remain liable for the compliance of any such Third Party with regard to confidentiality obligations.

d..Exceptions. Recipient’s obligations of non-disclosure and non-use under this Agreement will not apply to any portion of Discloser’s Confidential Information that Recipient can demonstrate, by competent proof:

(i)is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of Recipient;

(ii)is in Recipient’s possession at the time of disclosure other than as a result of Recipient's breach of any legal obligation;

(iii)becomes known to Recipient on a non-confidential basis through disclosure by sources other than Discloser having the legal right to disclose such Confidential Information; or

(iv)is independently developed by Recipient without reference to or reliance upon Discloser’s Confidential Information.

e..Public Announcements. Neither Party shall issue any public announcement, press release, or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed. In the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable so as to provide a reasonable opportunity to comment thereon. Both Parties agree that each of them may disclose that CUSTOMER has appointed EQ as manufacturer for the Product.

9.Indemnification and Insurance.

9.1 Indemnification by EQ. EQ will indemnify, defend and hold harmless CUSTOMER, its Affiliates, and its and their respective officers, directors, employees and agents (collectively, the “CUSTOMER Indemnitees”) against any and all losses, damages, liabilities or expenses (including reasonable attorney’s fees and other costs of defense) (collectively, “Losses”) that any of them may suffer in connection with any and all suits, investigations, claims, or demands of Third Parties (collectively, “Third Party Claims”) arising from, relating to or occurring as a result of (a) breach of any of the

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warranties granted by EQ under this Agreement; (b) any EQ Indemnitee’s negligence or willful misconduct in performing obligations under this Agreement; or (c) EQ’s breach of this Agreement; all of it except and to the extent that such Losses are within the scope of the indemnification obligation of CUSTOMER as set forth in this Agreement. For clarity, as regards product liability claims, EQ shall not be obliged to indemnify CUSTOMER if the relevant Product conformed to the Specifications at the time of delivery or if the failure to conform should have been reasonably detected by CUSTOMER when reviewing the Product supplied by EQ and testing it against the Specifications. Notwithstanding the above, EQ shall remain ultimately liable for any latent defect in the Product that was not reasonably discoverable by CUSTOMER and/ or CUSTOMER’s agent that is attributable to EQ’s failure to meet Applicable Law or because the Product is adulterated or misbranded within the meaning of the Federal Food, Drug, and Cosmetic Act (21 U.S.C. 335(a); provided that CUSTOMER provides written notice of such latent defect promptly after it is discovered and, in any event, within [ * ].

9.2 Indemnification by CUSTOMER. CUSTOMER will indemnify, defend and hold harmless EQ, its Affiliates, and its and their respective officers, directors, employees and agents (collectively, the “EQ Indemnitees”) against that any of them may suffer in connection with any Third Party Claims arising from, relating to or occurring as a result of (a) any breach of any of the warranties granted by CUSTOMER under this Agreement; (b) the development, commercialization or use of the Product by CUSTOMER infringes any Third Party intellectual property rights; (c) the development, manufacture, commercialization or use by CUSTOMER of any product containing the Product (including, but not limited to, product liability claims) or (d) any CUSTOMER Indemnitee’s negligence or willful misconduct in performing obligations under this Agreement; or (e) CUSTOMER’s breach of this Agreement; all of it except and to the extent that such Losses are within the scope of the indemnification obligation of CUSTOMER as set forth in this Agreement.

9.3 Indemnification Procedures. Each Party must promptly notify the other Party after receipt of any Third Party Claims made for which the other party might be liable under Section 9.1 or 9.2, as applicable. The indemnifying party will have the primary right to defend, negotiate, and settle such claims. The indemnified party will be entitled to participate in the defense of such matter and to employ counsel at its expense to assist in such defense; provided, however, that the indemnifying party will have final decision-making authority regarding all aspects of the defense of the claim. The indemnified party will provide the indemnifying party with such information and assistance as the indemnifying party may reasonably request, at the expense of the indemnifying party. Neither party will be responsible or bound by any settlement of any claim or suit made without its prior written consent; provided, however, that the indemnified party will not unreasonably withhold or delay such consent.

9.4 Exclusion of Indirect and Consequential Damages. SAVE IN THE EVENT OF [ * ], NEITHER PARTY SHALL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL (INCLUDING LOST PROFITS, BUSINESS OR GOODWILL), PUNITIVE OR INDIRECT DAMAGES SUFFERED OR INCURRED BY THE OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES provided, that, nothing in this Agreement excludes or limits EACH PARTY’s liability for [ * ].

9.5 Liability Limitation. A PARTY's maximum aggregate total liability under this Agreement will not exceed [ * ]; provided, that, nothing in this Agreement excludes or limits either Party's liability for damages resulting from [ * ].

9.6 Insurance. EQ will carry, with financially sound and reputable insurers, insurance coverage (including worker’s compensation at or above the applicable statutory limits, comprehensive liability

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coverage with contractual liability, and professional liability/errors and omissions coverage) with respect to the conduct of its business against loss from such risks and in such amounts as is customary for well-insured companies engaged in similar businesses and sufficient to support its obligations under this Agreement. Upon the request of CUSTOMER, EQ will provide CUSTOMER with a Certificate of Insurance evidencing such coverage, and providing that [ * ] written notice will be given to CUSTOMER of any material change or cancellation in coverage or limits. EQ may use of self-insurance, and the use of primary and excess limits to achieve the total required limits is acceptable.

10.Term and Termination.

a..Term. This Agreement enters into force on the Effective Date and will expire on the 5th anniversary of the date of the first delivery under this Agreement. Unless notified in writing of a Party’s intent to not renew not less than [ * ] prior to the expiration of the Term (as may be extended), this Agreement shall automatically renew for [ * ].

b..Termination by CUSTOMER. CUSTOMER will have the right, in its sole discretion, to terminate this Agreement (but not already accepted Purchase Orders) (i) at will, upon [ * ] prior written notice to EQ, or (ii) in [ * ] prior written notice [ * ].

10.3 Termination for breach. Either Party may terminate this Agreement or any Purchase Orders if the other Party fails to cure a material breach of this Agreement or Purchase Order within [ * ] after receiving written notice from the non-breaching Party. Such termination shall be with immediate effect, at any time upon written notice to the other Party in the event of a breach of this Agreement by such other Party which cannot be cured (e.g., breach of confidentiality obligations under Section 8).

10.4 Effect of Termination or Expiration. Upon termination or expiration of this Agreement, neither EQ nor CUSTOMER will have any further obligations under this Agreement provided that, such termination or expiration shall be without prejudice to any rights that have accrued to the benefit of a Party prior to such expiration or termination and, further provided, that:

(i)Except in the event of termination of the Agreement due to breach of material obligations under the Agreement by EQ, CUSTOMER will, in accordance with the terms of this Agreement pay to EQ: [ * ]. At CUSTOMER’s election in writing and cost, EQ will deliver or destroy such Product and Materials as directed by CUSTOMER; and in the event of termination of this Agreement by CUSTOMER under Section 10.2(ii), [ * ]. The Parties agree that any amounts owed as a consequence of this Section 10.3 are subject to the provision of satisfactory documentary evidence and reasonable auditing.

(ii)EQ shall return to CUSTOMER or destroy, as elected by CUSTOMER and in both cases at CUSTOMER's cost and expense, any CUSTOMER Materials and CUSTOMER Equipment in the possession of EQ, except to the extent such CUSTOMER Materials or CUSTOMER Equipment are required for EQ to fulfill any surviving obligations of this Agreement.

(iii)each Recipient will promptly return to the Discloser all of Discloser’s Confidential Information (including all copies) provided to Recipient under this Agreement or under any Statement of Work which has been terminated or has expired, except for one (1) copy which Recipient may retain solely to monitor Recipient’s surviving obligations of confidentiality and non-use and, in the case of CUSTOMER, to exercise all surviving rights of CUSTOMER under this Agreement; and

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(iv)the terms and conditions under Articles 6, 7, 8, 9 and 11 will survive any such termination or expiration.

11.Miscellaneous.

a..Force Majeure. Except as otherwise expressly set forth in this Agreement, neither Party will be deemed to have breached this Agreement for failure or delay in fulfilling or performing any obligation under this Agreement when such failure or delay is caused by or results from Force Majeure. The Party affected by any Force Majeure will promptly notify the other Party, explaining the nature, details and expected duration thereof. Such Party will also notify the other Party from time to time as to when the affected Party reasonably expects to resume performance in whole or in part of its obligations under this Agreement and notify the other Party of the cessation of any such event. A Party affected by Force Majeure will use commercially reasonable efforts to remedy, remove or mitigate such event and the effects thereof with all reasonable dispatch. Upon termination of the Force Majeure, the performance of any suspended obligation or duty will promptly recommence.

b..Independent Contractor. EQ is an independent contractor and not an agent or employee of CUSTOMER. EQ will not in any way represent itself to be an agent, employee, partner or joint venturer of or with CUSTOMER, and EQ has no authority to obligate or bind CUSTOMER by contract or otherwise. EQ has full power and authority to determine the means, manner and method of performance of Services. EQ is responsible for, and will withhold and/or pay, any and all applicable federal, state or local taxes, payroll taxes, workers’ compensation contributions, unemployment insurance contributions, or other payroll deductions from the compensation of EQ’s employees and other EQ Personnel and no such employees or other EQ Personnel will be entitled to any benefits applicable to or available to employees of CUSTOMER. EQ understands and agrees that it is solely responsible for such matters and that it will indemnify CUSTOMER and hold CUSTOMER harmless from all claims and demands in connection with such matters.

c..Notices. All notices must be in writing and sent to the address for the recipient set forth below or at such other address as the recipient may specify in writing under this procedure. All notices must be given (a) by personal delivery, with receipt acknowledged; or (b) by prepaid certified or registered mail, return receipt requested; (c) by prepaid recognized express delivery service; or (d) machine confirmed email or facsimile transmission. This clause is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement. Notices will be effective upon receipt or at a later date stated in the notice.

        To CUSTOMER:

Seattle Genetics, Inc.
21823 30th Drive St
Bothell, WA 98021
Fax: (425) 527-4107
Email: [ * ]
Attention: [ * ]
Invoices to SGI: [ * ]
With copies of invoices to:

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Accounts Payable
21823 – 30th Drive SE
Bothell, WA 98021

           To EQ:

ESTEVE QUÍMICA, S.A.
[ * ]
Email: [ * ]
Attention: [ * ]

d..Assignment. Neither Party shall have the right to assign any or all of its rights or obligations under this Agreement without the other Party's prior written consent, which consent shall not unreasonably be withheld, delayed or conditioned.

Notwithstanding the foregoing, prior written consent shall not be required in connection with a merger, reorganization, consolidation, or a sale of all or substantially all of a Party's assets or relevant business to which this Agreement relates and, if such sale or merger is to a Third Party, then the assigning Party shall cause the Third Party to assume the assigning Party’s rights and obligations hereunder.

The Parties agree to notify the other as soon as commercially reasonable, should any such assignment to a Third Party occur, or is imminent. This Agreement is binding upon, and will inure to the benefit of, the Parties and their respective successors and permitted assigns.

e..No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors, Affiliates, licensees, collaborators, and permitted assigns, and they will not be construed as conferring any rights on any other persons.

f..Entire Agreement. This Agreement, together with the attached Appendixes and Schedules and any Purchase Orders accepted by the Parties as set forth in this Agreement, each of which shall be deemed as incorporated into this Agreement, constitute the entire agreement between the parties with respect to the specific subject matter of this Agreement and all prior agreements, oral or written, with respect to such subject matter are superseded, provided, however, that the provisions of such agreements intended to survive following expiration or termination shall survive in accordance with their terms. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. If there is any conflict, discrepancy or inconsistency between the terms of this Agreement and any Purchase Order the terms of this Agreement will control unless specifically stated by the Parties in the Purchase Order.

g..No Modification. This Agreement (including Purchase Orders accepted by the Parties as set forth in this Agreement) may be changed only by a writing signed by authorized representatives of each Party.

h..Severability; Reformation. Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable because any other provision is found by a proper authority to be invalid or unenforceable in whole or in part. If any provision of this Agreement is found by such an authority to be invalid or unenforceable in whole or in part, such provision will be

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changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision and the intent of the parties, within the limits of applicable law.

i..Governing Law. This Agreement and any disputes arising out of or relating to this Agreement and/or any Purchase Orders will be governed by, construed and interpreted in accordance with the laws of [ * ] without regard to any choice of law principle that would require the application of the law of another jurisdiction. The Parties expressly reject any application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

j..Jurisdiction; Venue. Any legal action or proceeding concerning the validity, interpretation or enforcement of this Agreement, or otherwise concerning matters arising out of or related to this Agreement including its performance or breach, will be finally settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with the said Rules. Unless the Parties to the arbitration will otherwise agree to a place of arbitration, the place of arbitration will be in [ * ]. The laws of [ * ] (and not those of any other place of arbitration) shall apply to this arbitration clause and to the arbitration procedure. The arbitration language will be English. The arbitration award will be final and binding upon the Parties to such arbitration and may be entered in any court having jurisdiction. Both Parties consent to the exclusive jurisdiction of such arbitration procedure and waive any objection to the propriety or convenience of such venues. Nothing in this clause shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief, if such Party thinks this is necessary to protect its interests.

k..Waivers. Any delay in enforcing a Party’s rights under this Agreement, or any waiver as to a particular default or other matter, will not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written waiver relating to a particular matter for a particular period of time signed by an authorized representative of the waiving party, as applicable.

l..No Strict Construction; Headings; Interpretation. This Agreement has been prepared jointly and will not be strictly construed against either party. The section headings are included solely for convenience of reference and will not control or affect the meaning or interpretation of any of the provisions of this Agreement. The words “include,” “includes” and “including” when used in this Agreement (and any Statement(s) of Work) are deemed to be followed by the phrase “but not limited to”.

m..Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute one and the same instrument. A facsimile or portable document format (“.pdf”) copy of this Agreement, including the signature pages, will be deemed an original.
Signature page follows.

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IN WITNESS WHEREOF, each party has caused this Agreement to be executed by its duly authorized representative as of the Effective Date.

	SEATTLE GENETICS, INC.		ESTEVE QUÍMICA, S.A
By:	/s/ Todd E. Simpson	By:	/s/ Pere Mañé Pere Mañé
Print Name:	Todd E. Simpson	Print Name:	Pere Mañé
Title:	Chief Financial Officer	Title:	Managing Director

ESTEVE QUÍMICA, S.A
By:	/s/ Jean Liu	By:	/s/ Manuel Lourenço
Print Name:	Jean Liu	Print Name:	Manuel Lourenço
Title:	EVP & GC	Title:	Global API Business Director

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APPENDIX A
DEFINED TERMS

All terms and periods contemplated in this Agreement shall be deemed to be calculated in calendar days (except if specifically indicated ‘business days’). When used in this Agreement the following terms and expressions will have the following meaning:

        Affiliate means with respect to either CUSTOMER or EQ, any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with CUSTOMER or EQ, as applicable. As used in this definition, “control” means (i) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction); and (ii) in the case of non-corporate entities, the direct or indirect power to manage, direct or cause the direction of the management and policies of the non-corporate entity or the power to elect more than fifty percent (50%) of the members of the governing body of such non-corporate entity.

        Agreement means this Commercial Supply Agreement, together with all Appendixes, Quality Agreements, and Schedules attached hereto, as amended from time to time by the Parties, and all Purchase Orders entered into by the Parties.

        Applicable Law means any laws, rules, regulations, guidelines, or other requirements of any Authorities that may be in effect from time to time and that may be applicable to any of the activities performed by any of the Parties pursuant to this agreement in the country where any such activity is performed; including but not limited to, those relating to anti-bribery or anticorruption such as the Foreign Corrupt Practices Act of 1977, the UK Bribery Act, the 1997 OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, as well as Good Manufacturing Practices, International Conference on Harmonisation, environmental laws and all others now known or that become effective in the future.

        Authority means any supra-national, federal, national, regional, state, provincial, or local authority responsible for granting approvals for the performance of Services under this Agreement or for issuing any Applicable Law or for exercising authority with respect to the Manufacture of any Product or Facility including without limitation the FDA and EMEA.

        Batch means a specific quantity of Product that is intended to be of uniform character and quality, within specified limits, and is produced during the same cycle of Manufacture as defined by the applicable Batch Record.

        Batch Documentation means, for each Batch, the Certificate of Compliance, the Certificate of Analysis, and the Batch Records (including analytical testing data, if any).

        Batch Record means the set of detailed processing instructions which EQ follows or has followed to Manufacture each Batch of Product.

        Certificate of Analysis means a document signed by an authorized representative of EQ, describing testing methods applied to Product, and the results of testing.

        Certificate of Compliance means a document signed by an authorized representative of EQ, certifying that a particular Batch was Manufactured in accordance with cGMP, the Applicable Law to such Manufacturing, and the Specifications.

        cGMP means current good manufacturing practices and regulations applicable to the Manufacture of Product that are promulgated by any Authority and which may be in effect from time to time in the jurisdiction where such Manufacture is performed.

        CUSTOMER Equipment means any Equipment that, to the extent agreed by the Parties, is provided by CUSTOMER to EQ for the purposes of providing the Services.

        CUSTOMER Materials means any materials provided by CUSTOMER for the purposes of providing the Services.

        CUSTOMER Technology means any Technology of CUSTOMER (i) existing prior to the Effective Date, or (ii) developed or obtained by or on behalf of CUSTOMER independent of this Agreement and without reliance upon the Confidential Information of EQ. For clarification, CUSTOMER Technology includes the Technology developed by EQ for or on behalf of CUSTOMER as a result of the Master Services Agreement entered into by the Parties on July 15, 2015 or as a result of any of the Statements of Work (as such term in defined in the referred Master Services Agreement) entered into by the Parties.

        EQ Improvements means any discoveries, inventions, developments, modifications, innovations, updates, enhancements, improvements, writings or rights (whether or not protectable under patent, trademark, copyright or similar laws) to EQ Technology that are conceived, discovered, invented, developed, created, made or reduced to practice, by or on behalf of EQ, in connection with the performance of Services under this Agreement excluding any CUSTOMER Technology.

        EQ Technology means any Technology of EQ (a) existing prior to the Effective Date; or (b) developed or obtained by or on behalf of EQ independent of this Agreement and without reliance upon the Confidential Information of CUSTOMER.

        Equipment means any equipment or machinery, including CUSTOMER Equipment, used by EQ in the Manufacturing of Product for CUSTOMER.

        Facility means any of the premise or premises owned or used by EQ, where EQ carries out the Manufacturing of the Product for CUSTOMER.

        Force Majeure means any event or circumstance outside a Party’s reasonable control which has not been caused or materially contributed to by that Party, and which results in either Party being unable to observe or perform on time an obligation under this Agreement.

        Manufacture and Manufacturing means any steps, processes and activities necessary to produce Product including the manufacturing, processing, packaging, labeling, quality control testing, storage and release of Product for CUSTOMER up until the time that a Certificate of Compliance is signed.

        Manufacturing Process means the processes and activities (or any step in any such processes or activities) to be carried out by EQ to Manufacture the Product for CUSTOMER, as contemplated in the Master Batch Record.

        Master Batch Record means the set of detailed processing instructions which EQ must follow to Manufacture each Batch of Product for CUSTOMER under the Applicable Law.

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        Party or Parties means EQ and/or CUSTOMER, referred to individually or collectively, as required by the context.

        Product means the active pharmaceutical ingredient described in the Specifications.

        Purchase Order means a written Purchase Order referencing this Agreement for the performance of Services by EQ under this Agreement.

        Records means all records, including Batch Documentation, reports, accounts, notes and data of all information and results obtained from performance of Services.

        Services means the Manufacturing and supply of Products by EQ to CUSTOMER as described in a Purchase Order entered into by the Parties.

        Specifications means the technical and quality assurance specifications for the Product previously exchanged and approved by the two Parties, as they may be amended by written agreement of EQ and CUSTOMER from time to time.

        Technology means any methods, techniques, trade secrets, copyrights, know-how, data, documentation, regulatory submissions, specifications and other intellectual property of any kind (whether or not protectable under patent, trademark, copyright or similar laws).

        Term means the period of time during which this Agreement is in force.

        Third Party means any person or entity other than EQ, CUSTOMER and their respective Affiliates.

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SCHEDULE 1
INITIAL ROLLING FORECAST

[ * ]

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APPENDIX B
PRICE

[ * ]
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